UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2005

NAVISTAR INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01. OTHER EVENTS

On March 14, 2005, the Registrant issued a press release, which is attached as Exhibit 99.1 to this Report and incorporated by reference herein, to (i) provide notice that its Quarterly Report on Form 10-Q for the quarter ended January 31, 2005 will be delayed beyond the March 14th filing deadline and (ii) announce the company expects to release financial results for the quarter ended January 31, 2005 on or before April 15, 2005. The delay in filing the company’s Quarterly Report on Form 10-Q will have the following consequences with respect to the company’s outstanding long-term debt, its operating leases and Navistar Financial Corporation’s (NFC) revolving credit agreement.

The company has approximately $1.4 billon of outstanding long-term debt issued under various trust indentures between the company and BNY Midwest Trust Company as trustee. Each indenture requires that the company timely file, and/or deliver to the trustee, within specified periods of time, a copy of, its annual filings with the Securities and Exchange Commission (SEC).  The delay in filing the company’s Quarterly Report on Form 10-Q, or delivering a copy thereof to the trustee, will not result in the automatic acceleration of maturity of any series of the company's long-term debt.  However, either the trustee or 25% or more of the holders of each series of debt issuance have the right to notify the company of its nonperformance and declare an event of default under such indenture. Based on the company’s discussions with the trustee, the company currently has no reason to believe that this notice will be given.  However, if a notice of default were to be delivered to the company, the company would have no less than 30 days to cure such event of default. If the company does not cure the event of default within the required time period, then either the trustee or 25% or more of the holders of each series of debt issuance would have the right to declare the principal amount and all accrued interest under such series of indebtedness due and payable, unless a waiver is obtained from holders of 51% or more of the aggregate principal indebtedness under each series of the long-term debt.  Any acceleration of maturity of the company's long-term debt issued under any of the respective indentures could lead to the acceleration of the maturity of the indebtedness under the company's other indentures, an automatic default and termination of unused commitments under NFC's revolving credit facility and default under certain other indebtedness of the company and NFC.

NFC has similar filing requirements under its $820 million revolving credit agreement, dated as of December 8, 2000, as amended, among NFC, certain of its subsidiaries, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto. The failure of NFC and the company to deliver financial statements to their lenders would result in defaults under the revolving credit agreement and, as such, NFC would be prohibited from incurring any additional indebtedness under the credit agreement until the defaults are cured or waived. NFC has requested a waiver of the existing defaults under the credit agreement through April 15, 2005, which will permit NFC to incur additional borrowings under the credit agreement through that date.

NFC currently believes that it and its affiliates will be able to complete their respective Quarterly Reports on Form 10-Q and deliver the required related information to their respective lenders and cure any existing defaults under the credit agreement on or prior to April 15, 2005. In the event that NFC has not cured any defaults by April 15, 2005, it will again no longer be able to incur additional indebtedness under the credit agreement unless it shall have obtained a subsequent waiver. In the event that NFC does not cure any defaults by April 16, 2005 (unless it shall have obtained an additional waiver thereof), an event of default shall have occurred under the credit agreement and the administrative agent or the lenders will have the ability to terminate the credit facility and demand immediate payment of all amounts outstanding under the credit agreement, which as of the date hereof is approximately $560 million. Such a demand for payment would result in defaults under numerous other credit facilities and other agreements of NFC and its affiliates.

The company also has total maximum obligations of approximately $679 million as of October 31, 2004 under various operating leases. Many of these leases have a similar requirement that the company timely file, and/or deliver to the lessor a copy of, its quarterly filings with the SEC. Failure to comply with this requirement beyond the specified cure period in the leases would give the lessors the right to declare a default under the lease and take other adverse actions. The company currently has no reason to believe that any lessor would declare a default.

Information provided and statements made in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include information relating to the possible restatement of the company’s historical financial statements. These forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is deemed to be filed under the Securities Exchange Act of 1934, as amended.

(c)	Exhibits

	Exhibit No.	Description	Page

	99.1	Press Release dated March 14, 2005	E-1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
       Registrant

Date: March 14, 2005	/s/Mark T. Schwetschenau

Mark T. Schwetschenau Senior Vice President and Controller (Principal Accounting Officer)